UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2016

GENOMIC HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51541	77-0552594
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

301 Penobscot Drive, Redwood City, California  94063

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (650) 556-9300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On February 16, 2016, the Board of Directors (the “Board”) of Genomic Health, Inc. (the “Company”), including all of the independent members of the Board, approved, on the recommendation of the Compensation Committee of the Board, the Company’s 2016 corporate bonus plan for employees of the Company, including the Company’s executive officers (the “Bonus Plan”). The Bonus Plan is a discretionary cash incentive award plan designed to align incentive awards for each participant’s individual performance with the Company’s corporate objectives. Eligibility to participate in the plan and actual award amounts are not guaranteed and are determined, in the case of the Company’s executive officers, at the discretion of the independent members of the Board upon the recommendation of the Compensation Committee of the Board. Each of the Company’s executive officers has a funding target under the Bonus Plan expressed as a percentage of his or her annual base salary in effect at the end of the 2016 fiscal year, with the potential for actual awards under the plan to either exceed or be less than the funding target depending upon corporate and individual performance. The target bonus percentage for the Company’s chief executive officer is 90%, and target bonus percentages for the Company’s other executive officers range from 40% to 55%.

Corporate performance objectives for the Bonus Plan have minimum, target and maximum levels of achievement, and potential payout percentages under the Bonus Plan based on achievement of the corporate performance objectives can range from 0% to 178%, subject in any case to potential adjustment for individual performance.  Performance objectives under the Bonus Plan include financial and business performance objectives, representing aggregate potential payout percentages at maximum levels of achievement of 115%, commercial objectives, representing aggregate potential payout percentages at maximum levels of achievement of 30%, and product development related objectives, representing aggregate potential payout percentages at target levels of achievement of 33%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2016

GENOMIC HEALTH, INC.

By:	/s/ G. Bradley Cole
Name:	G. Bradley Cole
Title:	Chief Financial Officer